                                                                   Exhibit 99.11

FOR IMMEDIATE RELEASE
CONTACTS:
Investor Information:

Dennis McGrath
McGrath-Buckley
651/646-4115

                   VirtualFund Reports Second Quarter Results
              Company takes an $11.5 million restructuring charge.
                                 Form 8-K Filed.
                          Turnaround Efforts Underway.

MINNEAPOLIS, MN, March 21, 2001 - VirtualFund.com, Inc. (Nasdaq: VFND), today announced that during the second quarter ended December 31, 2000, the Company expensed $11,468,000 as a restructuring charge to earnings, primarily as a result of discontinuing the B2BXchange.net business-to-business software platform. This software effort, which the Company began four years ago, achieved revenues of $595 for the six months ended December 30, 2000 as follows: web-site development revenues of $500 in July 2000, domain name registration of $65 in September 2000, and one subscriber to B2BXchange.net of $30 in October 2000.

Revenue from continuing operations, (RSPN, Inc. the wholly-owned subsidiary of VFND), including the above B2BXchange revenue for the three and six months ended December 30, 2000 were $1,590,000 and $3,080,000, respectively. Figures for the comparable periods in Fiscal 2000 (July to December 2000) were $1,598,000 and $3,499,000, respectively.

The losses per share from continuing operations for the three and six months ended December 30, 2000 were $(1.02), and $(1.22), respectively, compared to $(0.23), and $(0.37) for the same periods one year ago. Excluding the restructuring charge, losses per share from continuing operations for the three and six months ended December 30, 2000 were $(0.29), and $(0.52), respectively.

The restructuring resulted in the Company giving notice of termination to approximately 90 employees on December 19, 2000. These employees had been employed at the Company's Eden Prairie, Minnesota headquarters. Due to obligations under the WARN Act, these employees were paid through February 19, 2001, continuing the cash burn. An additional 13 employees received WARN Act notices on or about January 16, 2001, and they will be paid through mid March.

At March 1st, after these WARN Act terminations and other changes in personnel, 72 employees remain employed at the RSPN facility, and 9 in Minnesota. Total space under lease at December 30, 2000 was 233,187 square feet located in five states, under eight leases. Excluding 38,639 square feet that had been subleased to another tenant, the Company, prior to any termination in force, was leasing over 925 square feet per employee. The majority of this space (178,774 square feet) is for a facility sub-let from a limited partnership owned or controlled by the Company's former Chairman and CEO Melvin Masters, and his relatives. These employment issues and property leases, which are a legacy of Mr. Masters' direction, are an example of the continuing demand on Company resources.

New management is focusing its efforts to preserve and grow shareholder value in two areas. First, it is working closely with the Company's RSPN subsidiary to focus on growing revenues and reaching profitability. Second, it is exploring opportunities for appropriate mergers or acquisitions that would take advantage of the Company's asset base.

The Company has concluded its investigation regarding transactions between Mr. Masters and his related parties, on the one hand, and the Company, on the other hand. The Company has also completed its review of potential restructuring charges and finalized its assessment of pending and threatened litigation. The Company believes that it has adequately reduced the book value of all assets affected by the termination of Mr. Masters, and all the assets affected by the restructuring or pending or threatened litigations.

Although these investigations have been concluded, the Company recognizes that it may, in the course of operation of its business or in the course of ongoing litigation, discover new facts or circumstances which may cause it to make further write-downs, write-offs or reserves. Where appropriate, management will vigorously pursue appropriate legal and financial redress to return value to the shareholders. For a more complete discussion of these matters, the reader is referred to the Company's Form 8-K, which was filed with the SEC today and which is available at the SEC's website, www.sec.gov.

The Company's RSPN subsidiary comprises 100% of the continuing operations. RSPN was purchased in December 1998. Revenues from this operation have decreased approximately 15% since the acquisition.

Management has spent significant time and energy refocusing the RSPN business on its core capabilities. The end result is that the Company will be taking steps to strengthen its commitment of providing excellent service, and to grow its list of customers and partners. Interim CEO, Douglass Coy, who has been active in this process, notes that, "I am impressed with the customers and services of RSPN, and am confident that the RSPN data center and managed services will prove a springboard to the future."

In addition to refocusing the RSPN operation, the Company continues to explore various merger and acquisition opportunities with the intent that they are structured to be accretive to earnings. Management believes that each opportunity needs to be evaluated on its merits, using methodical and objective criteria. Management will keep the shareholders and the market advised of developments in this area, subject to the limitations placed on it by state and federal regulations, including SEC Regulation FD.

Safe Harbor:
We desire to take advantage of the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). This document may contain statements, which are intended as "forward-looking statements" within the meaning of the Act. The words or phrases "expects", "will continue", "is anticipated", "we believe", "estimate", "projects", "hope" or expressions of a similar nature denote forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or results presently anticipated or projected. Those risks and uncertainties include those discussed in this document. We wish to caution you not to place undue reliance on forward-looking statements. The factors listed in this document may have affected the Company's performance in the past and could affect future performance. Anyone deciding to invest in our common stock will take on financial risk.

In deciding whether to invest, individuals should carefully consider the factors included in this document and other information publicly available to them. If we are unable to implement our plans successfully, we may lose our investment in one or more of the programs described in this document.





VirtualFund.com, Inc. and Subsidiaries
Consolidated Statements of Operations
================================================================================
Continuing Operations
(In thousands, except per share amounts)

                                                         Three Months Ended         Six Months Ended
                                                     -------------------------  ------------------------
                                                     Dec 30, 2000  Jan 2, 2000  Dec 30,2000  Jan 2, 1999
                                                     ------------  -----------  -----------  -----------
Net Sales                                              $  1,590     $  1,598     $  3,080     $  3,499
Cost of Sales                                             1,167        1,355        2,385        2,903
                                                       --------     --------     --------     --------
Gross Profit                                                423          243          695          596
Operating Expenses:
   Sales and Marketing                                      954          711        2,188        1,279
   Research and Development                               1,765          604        2,906        1,058
   General and Administrative                             2,678        1,911        5,114        3,282
   Goodwill Amortization                                   --            574         --          1,147
   Restructuring and Other Unusual Charges               11,468         --         11,468         --
                                                       --------     --------     --------     --------
Total Operating Expenses                                 16,865        3,800       21,676        6,766
                                                       --------     --------     --------     --------
Operating Loss                                          (16,442)      (3,557)     (20,981)      (6,170)
Other Income (Expense)                                      379          (69)         930         (136)
                                                       --------     --------     --------     --------
Loss from Continuing Operations Before Income Taxes     (16,063)      (3,626)     (20,051)      (6,306)
Income Tax Benefit                                         --           --           --            466
                                                       --------     --------     --------     --------
Loss from Continuing Operations                         (16,063)      (3,626)     (20,051)      (5,840)
                                                       --------     --------     --------     --------
Earnings from Discontinued Operations,
  Net of Income Tax Benefit of $14,555                     --       $ 15,501         --       $ 16,293
                                                       --------     --------     --------     --------
Net (Loss) Earnings                                    $(16,063)    $ 11,875     $(20,051)    $ 10,453
                                                       ========     ========     ========     ========

Basic and Diluted Net (Loss)
  Earnings Per Common Share:
Loss from Continuing Operations                        $  (1.02)    $   (.23)    $  (1.22)    $   (.37)
Earnings from Discontinued Operations                      --            .98         --           1.03
                                                       --------     --------     --------     --------
Net (Loss) Earnings per Common Share                   $  (1.02)    $    .75     $  (1.22)    $    .66
Weighted Average Common Shares Outstanding               15,714       15,817       16,445       15,811


VirtualFund.com, Inc. and Subsidiaries
Consolidated Balance Sheets
================================================================================
                                                         December 30,   June 30,
(In thousands)                                               2000         2000
                                                            -------      -------
Assets
Current Assets:
  Cash and cash equivalents                                 $14,596      $39,642
  Accounts receivable, Net                                    1,117        2,227
  Other                                                       2,010          229
                                                            -------      -------
    Total Current Assets                                     17,723       42,098

Property and Equipment, Net                                   1,736        1,697
Other Assets                                                      2          659
                                                            -------      -------
    Total Assets                                            $19,461      $44,454
                                                            =======      =======

Liabilities and Stockholders' Equity
Current Liabilities:
  Notes payable - related parties                           $   780      $ 2,398
  Current maturities of long-term debt                          243          476
  Payables and accrued expenses                               8,344        6,093
  Retained obligations of discontinued operations             1,982        2,321
                                                            -------      -------
    Total Current Liabilities                                11,349       11,288

Long-Term Debt                                                   29           92
Stockholders' Equity                                          8,083       33,074
                                                            -------      -------
    Total Liabilities and Stockholders' Equity              $19,461      $44,454
                                                            =======      =======